UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

COOPER TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-04329 (Commission File Number)	34-4297750 (I.R.S. Employer Identification No.)

701 Lima Avenue, Findlay, Ohio (Address of principal executive offices)	45840 (Zip Code)

Registrant's telephone number, including area code: (419) 423-1321

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On February 15, 2018 (the “Closing Date”), Cooper Tire & Rubber Company, a Delaware corporation (the “Company”), entered into Amendment No. 2 to Credit Agreement (the “Amendment”), by and among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent (the “Agent”). The Amendment modified the terms of that certain Credit Agreement, dated as of May 27, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Revolving Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and the Agent, which amended the terms of the Revolving Credit Agreement to, among other things:

•	Extend the maturity date of the revolving credit facility to February 15, 2023;
•	Modify the definition of Applicable Rate;
•	Modify certain negative covenants to permit additional indebtedness and liens by foreign subsidiaries of the Company;
•	Modify the asset sale covenant; and
•	Increase the basket for permitted dividends.

The summary set forth in this Current Report on Form 8-K may not contain all the information that is important to you and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Agent and certain of the lenders to the Credit Agreement have in the past provided, currently provide and may in the future provide advisory and lending services to, or engage in transactions with, the Company and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of the Agent and such lenders). These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates for such services and in respect of such transactions.

Second Amended and Restated Receivables Purchase Agreement

On the Closing Date, the Company, Cooper Receivables, LLC, a Delaware limited liability company (“CRLLC”), and PNC Bank, National Association (“PNC”) entered into a Second Amended and Restated Receivables Purchase Agreement (the “Second A&R Receivables Purchase Agreement”). The Second A&R Receivables Purchase Agreement amends and restates the receivables purchase agreement entered into on August 30, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Receivables Purchase Agreement”). The Second A&R Receivables Purchase Agreement amended and restated the terms of the Existing Receivables Purchase Agreement to, among other things:

•	Extend the maturity date from May 27, 2018 to February 12, 2021;
•	Modify various provisions relating to Letters of Credit; and
•	Eliminate the concept of a Minimum Usage Amount.

The Second A&R Receivables Purchase Agreement has a purchase limit of $150,000,000. The interest rate spread of the receivables facility is between 0.50% and 4.00% based on interest rate type, and the servicing fee of the receivables facility is 1.00%. The Second A&R Receivables Purchase Agreement contains customary representations, warranties, covenants and events of default. Other material terms are consistent with the terms of the Existing Receivables Purchase Agreement.

The summary set forth in this Current Report on Form 8-K may not contain all the information that is important to you and is qualified in its entirety by reference to the Second A&R Receivables Purchase Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

PNC has in the past provided, currently provides and may in the future provide advisory and lending services to, or engage in transactions with, the Company and its subsidiaries or affiliates (including through certain subsidiaries or affiliates of PNC). PNC has received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates for such services and in respect of such transactions.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference into this “Item 2.03. Creation of a Direct Financial Obligation.”

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2018, John H. Shuey, a member of the Board of Directors (the "Board"), informed the Board of his intention to retire as a director of the Company at the end of his current term and not stand for re-election at the Company's 2018 Annual Meeting of Stockholders. Mr. Shuey has served as a director of the Company since 1996. Mr. Shuey, age 72, has reached the retirement age for the Board and his decision not to stand for re-election was based on personal reasons and not the result of any disagreement with the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement, dated February 15, 2018, by and among Cooper Tire & Rubber Company, the lenders party thereto, and JPMorgan Chase Bank, N.A.

10.2	Second Amended and Restated Purchase Agreement, dated February 15, 2018, by and among Cooper Receivables LLC, Cooper Tire & Rubber Company, and PNC Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2018	COOPER TIRE & RUBBER COMPANY

	By:	/s/ Jack Jay McCracken
	Name:	Jack Jay McCracken
	Title:	Assistant General Counsel & Assistant Secretary